Exhibit 99.1

GAN Reports First Quarter 2024 Financial Results

Growth in B2B revenues and reduced operating expenses offset by unfavorable B2C sports margin

Merger with SegaSammy remains on track to close in Late 2024 or Early 2025

Irvine, California | May 9, 2024: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the first quarter ended March 31, 2024.

“Our first quarter saw strong B2B revenue growth of nearly 10% as well as successful ongoing cost initiatives to reduce our overall operating expenses by 20%,” commented Seamus McGill, GAN’s Chief Executive Officer. “Our B2C revenues were impacted by a lower sports margin, though we are excited about the pending rollout of new products such as pre-built parlay bets and upcoming major events like the European Championship as well as Copa America – one of the largest soccer tournaments in Latin America where Coolbet is particularly strong.”

Mr. McGill added, “Meanwhile, we continue to optimize how we operate the business as we work toward a successful closing of our merger with SegaSammy. GAN shareholders overwhelmingly approved the merger in February, and more recently, we have submitted our application to the Committee on Foreign Investment in the U.S. (CFIUS) as well as all applications with relevant gaming regulatory authorities. We continue to expect the transaction to close in late 2024 or early 2025.”

First Quarter 2024 Compared to First Quarter 2023

●	Total revenue of $30.7 million decreased 13% due to a decrease in the B2C segment.

●	B2B segment revenue was $12.3 million versus $11.3 million. The increase was primarily due to an expansion of our B2B offerings in the state of Nevada.

●	B2C segment revenue was $18.3 million versus $23.9 million. The decrease was primarily due to reduced player activity and lower sports margins.

●	Total segment contribution was $21.3 million versus $25.0 million, which was primarily driven by a decrease by the aforementioned factors impacting B2C segment revenue.

●	Operating expenses were $24.6 million versus $31.0 million. The decrease was primarily attributable to the Company’s overall reduction of compensation costs and reduced headcount realized as part of ongoing cost saving initiatives, as well as lower D&A as a result of intangible assets fully amortizing in the prior year period.

●	Net (loss) income of ($4.2) million versus $1.5 million. The prior period was bolstered by a $9.3 million one-time gain associated with the amended Content Licensing Agreement.

●	Adjusted EBITDA was $(0.6) million versus $0.0 million. The modest decrease was primarily due to lower B2C revenue.

●	Cash was $36.6 million as of March 31, 2024 versus $38.6 million as of December 31, 2023. The decline was primarily related to a reduction in operating income as a result of the decrease in our B2C revenue.

●	B2C Active Customers declined primarily driven by limited customer acquisition in Latin America and the lower volume of sporting events.

●	B2B Gross Operator Revenue (“GOR”) totaled $632.0 million versus $422.8 million in the prior year quarter, a 49% increase. The increase was driven primarily by organic growth in Pennsylvania, Michigan, New Jersey, Ontario and Connecticut. The increase in GOR was partly offset by a decrease in Take Rate driven by a decrease in our contractual revenue rates.

GAN Limited

Key Financial Highlights

(Unaudited, in thousands unless otherwise specified)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenues
B2B	$12,347	$11,279
B2C	18,304	23,850
Total revenues	$30,651	$35,129

Profitability Measures
B2B segment contribution (1)	$10,266	$9,284
B2B segment contribution margin (1)	83.1%	82.3%
B2C segment contribution (1)	$11,062	$15,684
B2C segment contribution margin (1)	60.4%	65.8%
Net loss	$(4,160)	$1,501
Adjusted EBITDA (7)	$(569)	$39

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$632.0	$422.8
B2B Take Rate (3)	2.0%	2.7%
B2C Active Customers (in thousands) (4)	222	257
B2C Marketing Spend Ratio (5)	23%	21%
B2C Sports Margin (6)	5.7%	7.1%

Sega Sammy Transaction

The merger was approved by GAN shareholders at a special general meeting of its shareholders held on February 13, 2024. More recently, GAN submitted an application to the Committee on Foreign Investment in the U.S. (CFIUS). The gaming approval process continues to proceed pursuant to regulatory requirements and the transaction remains on track to close in late 2024 or early 2025.

Conference Call Details

Due to the expected merger of the Company with Sega Sammy, GAN will not be hosting a conference call in conjunction with its first quarter 2024 earnings release.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as Simulated Gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s strategic review, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability, the anticipated launch of regulated gaming in new U.S. states, the continued integration of Coolbet’s sports betting technology and international B2C operations, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This release uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2) The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from virtual simulated gaming (SIM), gross gaming revenue from RMiG, and gross sports wins from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Take Rate as a quotient of B2B segment revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. The B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and track related trends.

(5) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6) The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7) Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net loss before interest expense (income), net, income tax expense (benefit), depreciation and amortization, impairments, share-based compensation expense and related expense, restructuring costs, and other items which the Board of Directors considers to be infrequent or unusual in nature. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2024	March 31, 2023

Revenue	$30,651	$35,129

Operating costs and expenses
Cost of revenue(1)	9,323	10,161
Sales and marketing	6,017	7,184
Product and technology	9,616	9,578
General and administrative(1)	7,159	10,006
Depreciation and amortization	1,839	4,201
Total operating costs and expenses	33,954	41,130
Operating loss	(3,303)	(6,001)
Interest expense, net	1,132	1,716
Other income, net	(26)	(9,292)
(Loss) income before income taxes	(4,409)	1,575
Income tax (benefit) expense	(249)	74
Net (loss) income	$(4,160)	$1,501

(Loss) earnings per share, basic and diluted	$(0.09)	$0.03
Weighted average ordinary shares outstanding
Basic	45,134,267	42,982,255
Diluted	45,134,267	47,200,182

(1) Excludes depreciation and amortization expense

GAN Limited

Segment Revenue and Gross Profit (Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenue
B2B
Platform and content license fees	$9,667	$8,627
Development services and other	2,680	2,652
Total B2B revenue	12,347	11,279

B2C
Gaming	18,304	23,850
Total B2C revenue	18,304	23,850

Total revenue	$30,651	$35,129

Gross Profit
B2B
Revenue	$12,347	$11,279
Cost of revenue (1)	2,081	1,995
B2B segment contribution	10,266	9,284
B2B segment contribution margin	83.1%	82.3%

B2C
Revenue	18,304	23,850
Cost of revenue (1)	7,242	8,166
B2C segment contribution	11,062	15,684
B2C segment contribution margin	60.4%	65.8%

Total segment contribution	$21,328	$24,968
Total segment contribution margin	69.6%	71.1%

(1) Excludes depreciation and amortization expense

GAN Limited

Revenue by Geography (Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenue by geography *
United States	$9,092	$8,516
Europe	11,604	12,677
Latin America	6,896	11,270
Rest of the world	3,059	2,666
Total	$30,651	$35,129

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2024	March 31, 2023

Net (loss) income	$(4,160)	$1,501
Income tax (benefit) expense	(249)	74
Interest expense, net	1,132	1,716
Gain on amendment of Content Licensing Agreement	—	(9,292)
Depreciation and amortization	1,839	4,201
Share-based compensation and related expense	869	1,839
Adjusted EBITDA	$(569)	$39

GAN Limited

Historical Sports Margin (Unaudited)

	Three Months Ended,
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Sports Margin
Actual sports margin	5.7%	6.5%	6.0%	8.5%